EXHIBIT 10.2

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is entered into as of this 5th day of June, 2007, between InFocus Corporation, an Oregon corporation (the “InFocus”), and Caxton Associates, L.L.C., a Delaware limited liability company (“Caxton”).

WHEREAS, InFocus is currently (a) seeking to identify and recruit a new Chief Executive Officer (the “Search Process”) and (b) pursuing its ongoing exploration of strategic alternatives that may be available to InFocus (the “Strategic Alternatives Process”); and

WHEREAS, pursuant to that certain Shareholders Agreement entered into as of the date hereof between InFocus and the Caxton Entities (as defined therein), InFocus has agreed to provide to Caxton, subject to existing contractual limitations, certain Non-Public Information (as defined herein) relating to the Search Process and the Strategic Alternatives Process, and Caxton has agreed to provide certain assistance in connection therewith.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.              In consideration for, and as a condition of such information being furnished to Caxton and its officers, members, control persons, employees, agents, financial and other advisors (including, without limitation, attorneys and any representatives of such advisors) (collectively, “Representatives”), Caxton agrees to treat any information that is furnished to it or to its Representatives by or on behalf of InFocus concerning the Search Process and the Strategic Alternatives Process, together with any notes, analyses, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, the “Non-Public Information”), in accordance with the provisions of this Agreement.

Section 2.              The term “Non-Public Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Caxton or its Representatives in violation of their obligations hereunder, (ii) was within Caxton’s possession prior to its being furnished to it or is independently developed by Caxton or its Representatives without violation of their obligations hereunder, or (iii) becomes available to Caxton on a non-confidential basis from a source other than InFocus or any of its Representatives; provided, that in the case of (ii) and (iii) above, the source of such information was not known by Caxton to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to InFocus or any other party with respect to such information.

Section 3.              Caxton hereby agrees that it and its Representatives shall use the Non-Public Information solely for the purpose of assisting in the Search Process and the Strategic Alternatives Process, that the Non-Public Information received or generated by it or its Representatives will be kept confidential and that neither Caxton nor its Representatives will disclose any of the Non-Public Information in any manner whatsoever to any other person not bound hereby; provided, however, that (i) Caxton may make any disclosure of such information to which InFocus gives its prior written consent, and (ii) any of such information may be disclosed to Representatives who need to know such information in connection with the Search Process or the Strategic Alternatives Process and who are provided with a copy of this Agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto.  In any event, Caxton shall be responsible for any breach of this Agreement by its Representatives and agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Non-Public Information.

Section 4.              Caxton hereby agrees that, without the prior written consent of InFocus, neither it nor its Representatives will disclose to any other person any of the terms, conditions or other facts with respect to the Search Process or the Strategic Alternatives Process, including the status thereof; provided, however, that Caxton and its Representatives may disclose such matters to, and may discuss such matters with, directors of InFocus and the officers and financial and other advisors of InFocus who are participating in the Search Process or the Strategic Alternatives Process.

Section 5.              In the event that Caxton or any of its Representatives becomes legally compelled by law, regulation, regulatory authority or other applicable judicial or governmental body to disclose any Non-Public Information, or to disclose any matter referred to in Section 4 above, Caxton will provide InFocus with prompt written notice of such request or requirement so that InFocus may seek an appropriate protective order or other appropriate remedy, if available, and/or waive compliance with the terms of this Agreement.  If, failing the entry of a protective order or other remedy (and whether or not InFocus grants a waiver hereunder), Caxton or any of its Representatives is required to disclose Non-Public Information or any matter referred to in Section 4 above, it may disclose only that portion of the Non-Public Information or of any such matter that it is required to disclose which, upon advice from counsel is legally required to be disclosed and will exercise all reasonable efforts to preserve the confidentiality of such Non-Public Information and any matter referred to in Section 4 above.  In any event, neither Caxton nor any of its Representatives will oppose action by InFocus to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Non-Public Information or any matters referred to in Section 4 above.  Notwithstanding the foregoing, if Caxton is advised by counsel that Caxton is required to make disclosure of any matter referred to in Section 4 above in an amendment to its Schedule 13D under the Exchange Act with respect to InFocus, Caxton may disclose in any such amendment only that portion of such matter that it is advised by counsel that it is legally required to disclose.

Section 6.              Caxton’s obligations under this Agreement (including, without limitation, its obligations under Sections 3 and 4 hereof) shall remain in effect from the date hereof through the earlier of July 31, 2007 and the date of the 2007 annual meeting of the InFocus shareholders (the “Term”).

Section 7.              Caxton hereby confirms that it understands, and will advise its Representatives who do not already understand and who receive Non-Public Information, that the federal securities laws prohibit any person who has received from InFocus material, non-public information concerning InFocus (such as may be included in the Non-Public Information) from purchasing or selling securities of InFocus or its affiliates or from disclosing such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities so long as such information remains material and non-public. Caxton further confirms that it understands, and will advise its Representatives who receive Non-Public Information, that this Agreement is being entered into in accordance with Rule 100 of Regulation FD under the federal securities laws.

Section 8.              No provision of this Agreement shall be waived or amended except by the written consent of each party hereto, which consent shall explicitly make such waiver or amendment.  Any attempted waiver or modification in violation of this provision shall be void.

Section 9.              Money damages would not be a sufficient remedy for any breach of this Agreement by Caxton or any of its Representatives, and InFocus shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to InFocus.

Section 10.            This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to its conflicts of law principles (other than Section 5-1401 of the General Obligations Law of the State of New York).

Section 11.            Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the City and County of New York for any actions, suits or proceedings arising out of or relating to this Agreement and agree (i) not to commence any action, suit or proceeding relating thereto except in such courts, (ii) to waive any defenses as to personal jurisdiction of such courts and (iii) that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth herein shall be effective service of process for any action, suit or proceeding brought against either party in any such court.  Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the State of New York or the United States of America located in the City and County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.            The provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

Section 13.            This Agreement may be executed in any number of counterparts (including by facsimile or other electronic copy) and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

CAXTON ASSOCIATES, L.L.C.

By:	/s/ John Forbes
	Name:	John Forbes
	Title:	Chief Financial Officer

INFOCUS CORPORATION

By:	/s/ Roger Rowe
Name: Roger Rowe
Title: Vice President and Chief Financial Officer